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                                                                    EXHIBIT 2.10

               THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                               AND PLAN OF MERGER

     THIS THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this October ___, 1997, among THE JOSEPH STEVENS GROUP, LLC (the "Selling Shareholder"), THE JOSEPH STEVENS GROUP, INC. ("Steven"), and 800 TRAVEL SYSTEMS, INC. ("Travel Systems").

     (A) The parties hereto are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of November 11, 1996, as amended by that certain First Amendment thereto dated as of September 8, 1997, and as further amended by that certain Second Amendment thereto dated October 17, 1997 (collectively "the Merger Agreement"), pursuant to which Stevens will merge with and into Travel Systems, all in accordance with, and subject to, the terms and conditions therein set forth.

     (B) The parties now wish to amend further the Merger Agreement as set forth in this Agreement.

     (C) All capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Merger Agreement, unless otherwise indicated herein.

                                   Agreement

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

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     1.   Amendments to Article VIII.

     The parties hereby amend the Merger Agreement by adding the following sections, designated 5. and 6., at the end of Article VIII thereof and immediately prior to the provisions of Article IX thereof:

          5.   Effectiveness of Registration Statement.

          Travel Systems agrees that, for a period of one year following the effective date of the IPO, Travel Systems shall take whatever action is necessary or appropriate to keep the Registration Statement effective with the SEC.


          6.   NASDAQ Listing.

          In addition to the other covenants herein set forth, Travel systems agrees that all stock to be registered with the SEC pursuant to the Registration Statement shall be listed on NASDAQ at a price not less than $5.00 per share.

     2. Ratification. Except as specifically amended hereby, the parties hereby ratify and confirm the Merger Agreement in all respects and further agree that the same shall remain in full force and effect in accordance with its terms.

     3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, both substantive and remedial, without giving effect to the principles of conflicts of law and choice of law thereof.



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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, all as of the day and year first above written.

                                        THE JOSEPH STEVENS GROUP, LLC


                                        By: /s/ STEVE ROHRLICK
                                           -------------------------
                                           Its: Partner
                                               ---------------------

                                        THE JOSEPH STEVENS GROUP, INC.


                                        By:  /s/ STEVE ROHRLICK
                                           -------------------------
                                           Its:  President
                                               ---------------------

                                        800 TRAVEL SYSTEMS, INC.


                                        By:  /s/ MARK D. MASTRINI
                                           -------------------------
                                           Its:  President
                                               ---------------------